Exhibit 16.1

December 7, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Thimble Point Acquisition Corp. under Item 4.01 of its Form 8-K dated December 7, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Thimble Point Acquisition Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP n 730 Third Avenue n 11th Floor n New York, New York 10017 n Phone 212.485.5500 n Fax 212.485.5501 n marcumllp.com